As filed with the Securities and Exchange Commission on March 22, 2007.
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PARAMOUNT RESOURCES LTD.
(Exact name of Registrant as specified in its charter)

Alberta	1311	Not Applicable
(Province or other Jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number,
Incorporation or Organization)	Code Number)	if any)
4700 Bankers Hall West, 888 – 3rd Street S.W., Calgary, Alberta, Canada T2P 5C5, (403) 290-3600
(Address and telephone number of Registrant’s principal executive offices)
DL Services Inc., 1420 Fifth Avenue, Suite 3400, Seattle, Washington 98101, telephone (206)
903-5448
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Charles E. Morin	Daniel M. Miller	Kevin E. Johnson
Corporate Secretary	Dorsey & Whitney LLP	Macleod Dixon LLP
4700 Bankers Hall West	Suite 1605, 777 Dunsmuir Street	3700 Canterra Tower
888 – 3rd Street S.W.	P.O. Box 10444, Pacific Centre	400 – 3rd Avenue S.W.
Calgary, Alberta, Canada T2P 5C5	Vancouver, B.C., Canada V7Y 1K4	Calgary, Alberta, Canada T2P 4H2
(403) 290-3600	(604) 687-5151	(403) 267-8222

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):
A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑ at some future date (check appropriate box below)
1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☑ after the filing of the next amendment to this Form (if preliminary material is being filed).
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☑

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of each class of		offering price per	aggregate offering	registration fee
securities to be registered	Amount to be registered	security (1)	price (1)	(2)
Debt Securities	$300,000,000	100%	$300,000,000	$9,210

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

(2)	An aggregate of U.S.$1,639 of the amount of the registration fee was previously paid in connection with (i) U.S.$5,000,000 of unissued securities registered under our registration statement on Form F-10 (File No. 333-109343) initially filed on October 1, 2003 and (ii) ) U.S.$10,494,000 of unissued securities registered under our registration statement on Form F-10 (File No. 333-121260) initially filed on December 15, 2004, which unsold securities are hereby deregistered. Accordingly, pursuant to Rule 457(p) of the General Rules and Regulations under the Securities Act of 1933, as amended, U.S.$1,639 is being offset against the total registration fee due for this Registration Statement.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
I-1

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 22, 2007

BASE SHELF PROSPECTUS

US$300,000,000
Debt Securities

We may from time to time offer and sell up to US$300,000,000 (or the equivalent in other currencies) aggregate principal amount of our debt securities. These debt securities may consist of debentures, notes or other types of debt and may be issuable in series. We will provide the specific terms of these securities in supplements to this prospectus that will be delivered to purchasers together with this prospectus. Unless otherwise provided in a prospectus supplement relating to a series of debt securities, the debt securities will be our direct, unsecured and unsubordinated obligations and will be issued under a trust indenture. You should read this prospectus and any prospectus supplement carefully before you invest.

For the twelve months ended December 31, 2006 we had an interest coverage ratio in respect of earnings of less than one to one.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

We are permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.

Owning the debt securities may subject you to tax consequences both in the United States and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and some of the experts named in the prospectus are Canadian residents, and most of our assets or the assets of our directors and officers and the experts are located outside the United States.

There is no market through which these securities may be sold and purchasers may not be able to resell securities purchased under this short form prospectus. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Risk Factors”.

          , 2007

ABOUT THIS PROSPECTUS

Except as set forth under “Description of Debt Securities”, and unless the context otherwise requires, all references in this prospectus and any prospectus supplement to “Paramount”, “we”, “us” and “our” mean Paramount Resources Ltd. and its consolidated subsidiaries and partnerships.

In this prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars, references to “dollars” or “$” are to Canadian dollars and all references to “US$” are to United States dollars. Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus or included in any prospectus supplement is determined using Canadian generally accepted accounting principles, referred to as “Canadian GAAP”. “U.S. GAAP” means generally accepted accounting principles in the United States. We prepare our consolidated financial statements in accordance with Canadian GAAP, which differs from U.S. GAAP. Therefore, our consolidated financial statements included and incorporated by reference in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus may not be comparable to financial statements prepared in accordance with U.S. GAAP. For a summary of the principal differences between our financial results as at and for the year ended December 31, 2006 as calculated under Canadian GAAP and under U.S. GAAP, you should refer to note 17 to our audited comparative consolidated financial statements as at and for the year ended December 31, 2006 incorporated by reference into this prospectus.

This prospectus is part of a registration statement on Form F-10 relating to the debt securities that we filed with the U.S. Securities and Exchange Commission, which we refer to in this prospectus as the “SEC”. Under the registration statement, we may, from time to time, sell any combination of the debt securities described in this prospectus in one or more offerings up to an aggregate principal amount of US$300,000,000. This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell debt securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering of debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information”. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the debt securities.

WHERE YOU CAN FIND MORE INFORMATION

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary at Suite 4700, 888 Third Street S.W., Bankers Hall West, Calgary, Alberta T2P 5C5, (403) 290-3600. These documents are also available through the internet via the System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR, and which may be accessed at www.sedar.com.

We file with the Alberta Securities Commission, which we refer to in this prospectus as the “ASC”, a commission of authority in the Province of Alberta, Canada similar to the SEC, annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act”, and, in accordance with the Exchange Act, we also file reports with and furnish other information to the SEC. Under a multijurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ from those in the United States. You may read any document we file or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 100 F Street, N.E., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact it at www.sec.gov for further information on the public reference room. Our filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR, and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

Under applicable securities laws in Canada and the United States, the Canadian securities commissions and the SEC allow us to incorporate by reference certain information that we file with the Canadian securities commissions, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which were filed with the Canadian securities commissions under Canadian securities legislation and with the SEC, and which form an integral part of this prospectus:

(a)	our annual information form dated March 16, 2007;

(b)	our audited comparative consolidated financial statements as at and for the year ended December 31, 2006, including the auditors’ report thereon, and the related management’s discussion and analysis;

(c)	our management information and proxy circular dated March 3, 2006 relating to the annual and special meeting of our shareholders held on May 10, 2006; and

(d)	our management information and proxy circular dated December 8, 2006 relating to the special meeting of our shareholders held on January 12, 2007 in connection with our spinout of MGM Energy Corp.

Any annual information form, audited annual consolidated financial statements (together with the auditor’s report thereon) and the related management’s discussion and analysis, information circular, unaudited interim consolidated financial statements and the related management’s discussion and analysis, the content of any news release disclosing financial information for a financial period more recent than the period for which financial statements are deemed to be incorporated by reference in the prospectus, material change reports (excluding confidential material change reports), business acquisition reports filed for acquisitions completed since the end of the financial year in respect of which the annual information form incorporated by reference in the prospectus is filed and certain other disclosure documents as set forth in Item 11.1 of Form 44-101F1 of National Instrument 44-101 of the Canadian Securities Administrators subsequently filed by us with securities commissions or similar authorities in the relevant provinces and territories of Canada after the date of this prospectus and prior to the termination of the offering of debt securities under any prospectus supplement shall be deemed to be incorporated by reference into this prospectus. These documents are available through the internet on SEDAR. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC pursuant to the Exchange Act, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, any document filed by us with the SEC which specifically states that it is intended to be incorporated by reference into the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference into the registration statement.

Any statement contained in this prospectus or in a document (or part thereof) incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in the prospectus or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference in this prospectus modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes.

Upon a new annual information form and related annual consolidated financial statements being filed by us with, and where required, accepted by, the applicable securities regulatory authorities during the duration of this prospectus, the previous annual information form, the previous annual consolidated financial statements and all interim consolidated financial statements and the related management’s discussion and analysis, information circulars (other than an information circular relating to an annual meeting of shareholders) and material change reports filed prior to the commencement of our financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of debt securities under this prospectus. Upon interim consolidated financial statements and the related management’s discussion and analysis being filed by us with the applicable securities regulatory authorities during the currency of this prospectus, all interim consolidated financial statements and the related management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of debt securities under this prospectus.

A prospectus supplement or prospectus supplements containing the specific terms for an issue of debt securities will be delivered to purchasers of the applicable debt securities together with this prospectus and will be deemed to be incorporated by reference into this prospectus as of the date of that prospectus supplement but only for the purposes of the debt securities issued under that prospectus supplement.

The SEC permits oil and natural gas companies, in their filings with the SEC, to disclose only proven reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Canadian securities laws permit oil and natural gas companies, in their filings with Canadian securities regulators, to disclose reserves that are higher risk and have a lower likelihood of recovery than proven reserves, as well as resources. Resources are quantities of oil or gas estimated to be potentially recoverable that cannot be, for a number of reasons, classified as reserves yet. Certain of our reserves and resources disclosure in the documents incorporated by reference would be prohibited in filings with the SEC by U.S. companies. For additional differences between Canadian and U.S. standards for reporting resources, reserves and production, see “Risk Factors — There are differences in United States and Canadian practices for reporting resources, reserves and production” in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements or information, which we refer to collectively as “forward-looking statements” herein, within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. The words “believe”, “expect”, “intend”, “estimate” and “anticipate” and similar expressions, as well as future or conditional verbs such as “will”, “should”, “would” and “could”, often identify forward-looking statements. Statements relating to “reserves” and “resources” are deemed to be forward-looking statements, as they involve the implied assessment, based upon certain estimates and assumptions, that the reserves or resources described can be profitably produced in the future. Forward-looking statements in or incorporated by reference into this prospectus include, but are not limited to, statements with respect to: business strategies and objectives, capital expenditures, reserve quantities and the net present value of future net revenues from such reserves, estimated resources and the net present values of such estimated resources, anticipated tax liabilities, future production levels, exploration and development plans and the timing thereof, abandonment and reclamation plans, acquisition and disposition plans and the timing thereof and operating, development and other costs.

Such forward-looking statements or information are based on a number of assumptions which may prove to be incorrect. The following assumptions have been made, in addition to other assumptions identified in the documents incorporated by reference into this prospectus:

•	our ability to obtain capital to finance our exploration, development and operations;

•	future oil and gas prices;

•	our ability to obtain equipment, services and supplies in a timely manner to carry out our activities;

•	our ability to market our oil and natural gas successfully to current and new customers;

•	the timing and costs of pipeline and storage facility construction and expansion and our ability to secure adequate product transportation;

•	our ability and our industry partners’ ability to obtain drilling success consistent with expectations;

•	the timely receipt of required regulatory approvals; and

•	currency, exchange and interest rates.

You should not place undue reliance on our forward-looking statements, as we cannot assure you that the plans, assumptions, intentions or expectations upon which they are based will be realized. By their nature, forward-looking statements involve numerous risks and uncertainties in addition to assumptions. Some of the risks and uncertainties that could affect our future results or could cause our results to differ materially from those expressed in our forward-looking statements include:

•	the ability of our management to execute its business plan;

•	the risks of the oil and gas industry, such as operational risks in exploring for, developing and producing crude oil and natural gas and market demand;

•	our ability to obtain required capital to finance our exploration, development and operations and the adequacy and costs of such capital;

•	our ability to obtain equipment, supplies, services and personnel in a timely manner to carry out our activities;

•	fluctuations in oil and gas prices, foreign currency exchange rates and interest rates;

•	risks and uncertainties involving the geology of oil and gas deposits;

•	the uncertainty of reserve estimates and reserve life;

•	the uncertainty of resource estimates and resource life;

•	the value and liquidity of our equity investments and the returns on such equity investments;

•	imprecision in estimates of product sales and the anticipated revenues from such sales;

•	our ability to market our oil and natural gas and the credit risk related to such marketing;

•	uncertainty in amounts and timing of royalty payments and changes to royalty regimes and government regulations regarding royalty payments;

•	the uncertainty of estimates and projections relating to our exploration and development costs and expenses;

•	the uncertainty of estimates and projections relating to our future production and the results of our exploration, development and drilling;

•	potential delays or changes in our plans with respect to exploration or development projects or capital expenditures;

•	our ability to secure adequate product transportation;

•	our ability to enter into or renew leases;

•	our ability to add production and reserves through development and exploration activities;

•	the availability of future growth prospects and our expected financial requirements;

•	the cost of future abandonment activities and site restoration;

•	health, safety and environmental risks;

•	weather conditions;

•	changes in taxation laws and regulations and the interpretation of such laws and regulations;

•	changes in environmental and other regulations and the interpretation of such regulations;

•	the possibility that government policies or laws may change or governmental approvals may be delayed or withheld;

•	our ability to obtain necessary regulatory approvals;

•	uncertainty regarding aboriginal land claims and co-existing with local populations;

•	loss of services of any of our executive officers or key employees;

•	our ability to extend our senior credit facility on an ongoing basis;

•	risks associated with existing and potential future law suits and regulatory actions against us;

•	our obligation to fulfill obligations not fulfilled by MGM Energy Corp. under the farm-in agreement assigned to MGM Energy Corp. by us in connection with our spinout of MGM Energy Corp.;

•	the impact of market competition; and

•	general economic and business conditions.

We caution that the foregoing list of important factors is not exhaustive. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, these forward-looking statements. You should also carefully consider the matters discussed under “Risk Factors” in this prospectus. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, or the foregoing list of factors affecting this information except as required by applicable securities laws.

RISK FACTORS

You should consider carefully the risk factors set forth below as well as the other information contained in and incorporated by reference in this prospectus and in the applicable prospectus supplement before purchasing the debt securities. If any event arising from the risks relating to our business occurs, our business, prospects, financial condition, results of operation or cash flows could be materially adversely affected. Additional risks and uncertainties related to our business not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and cash flows. Some of the statements under this caption constitute forward- looking statements. You should refer to the section of this prospectus entitled “Disclosure Regarding Forward-Looking Statements.”

Risks Relating to the Debt Securities

There can be no assurance as to the liquidity of the trading market for the debt securities or that a trading market for the debt securities will develop.

There is no public market for the debt securities and, unless otherwise specified in the applicable prospectus supplement, we do not intend to apply for listing of the debt securities on any securities exchanges. If the debt securities are traded after their initial issue, they may trade at a discount from their initial offering prices depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition. There can be no assurance as to the liquidity of the trading market for the debt securities or that a trading market for the debt securities will develop.

Credit ratings may not reflect all risks of an investment in the debt securities and may change.

Credit ratings may not reflect all risks associated with an investment in the debt securities. Any credit ratings applied to the debt securities are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in the credit ratings will generally affect the market value of the debt securities. The credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed herein on the value of the debt securities. There is no assurance that any credit rating assigned to the debt securities will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency.

Changes in interest rates may cause the value of the debt securities to decline.

Prevailing interest rates will affect the market price or value of the debt securities. The market price or value of the debt securities may decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

Risks Relating to Our Business

Oil and natural gas prices are volatile and low prices will adversely affect our business.

Fluctuations in the prices of oil and natural gas will affect many aspects of our business, including:

•	our revenues, cash flows and earnings;

•	our ability to attract capital to finance our operations;

•	our cost of capital;

•	the amount we are allowed to borrow under our senior credit facility; and

•	the value of our oil and natural gas properties.

Both oil and natural gas prices are extremely volatile. Oil and natural gas prices have fluctuated widely during recent years and are likely to continue to be volatile in the future. Oil and natural gas prices may fluctuate in response to a variety of factors beyond our control, including:

•	global energy policy, including the ability of the Organization of Petroleum Exporting Countries to set and maintain production levels and prices for oil;

•	political conditions, including hostilities in the Middle East;

•	global and domestic economic conditions;

•	weather conditions;

•	the supply and price of imported oil and liquefied natural gas;

•	the production and storage levels of North American natural gas;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the proximity of reserves to, and capacity of, transportation facilities;

•	the effect of world-wide energy conservation measures; and

•	government regulations.

Our operations are highly focused on natural gas. Any material decline in natural gas prices could result in a significant reduction of our production revenue and overall value. Any material decline in oil prices could also result in a reduction of our production revenue and overall value.

The economics of producing from some oil and natural gas wells could change as a result of lower prices. As a result, we could elect not to produce from certain wells. Any material decline in oil and/or natural gas prices could also result in a reduction in our oil and natural gas acquisition and development activities.

Any substantial and extended weakness in the price of oil or natural gas would have an adverse effect, possibly significant, on our operating results and our borrowing capacity because borrowings under our senior credit facility are limited by a borrowing base amount that is established periodically by the lenders. This borrowing base amount is primarily based on the lenders’ estimate of the present value of the future net cash flow from our oil and natural gas properties.

You should not unduly rely on reserve and resource information because reserve and resource information represents estimates and our actual reserves or resources could be lower than the estimates.

Estimates of oil and natural gas reserves and resources involve a great deal of uncertainty, because they depend in large part upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that a reservoir of oil and natural gas exists at a particular location, and whether oil and natural gas are recoverable from a reservoir. The probability of the existence and recoverability of reserves and resources is less than 100% and actual recoveries of proved reserves usually differ from estimates.

Estimates of oil and natural gas reserves and resources also require numerous assumptions relating to operating conditions and economic factors, including, among others:

•	the price at which recovered oil and natural gas can be sold;

•	the costs associated with recovering oil and natural gas;

•	the prevailing environmental conditions associated with drilling and production sites;

•	the availability of enhanced recovery techniques;

•	the successful application of in-situ bitumen recovery technologies;

•	the ability to transport oil and natural gas to markets; and

•	governmental and other regulatory factors, such as taxes and environmental laws.

A change in one or more of these factors could result in known quantities of oil and natural gas previously estimated as proved reserves becoming unrecoverable. For example, a decline in the market price of oil or natural gas to an amount that is less than the cost of recovery of such oil and natural gas in a particular location could make production of that oil or natural gas commercially impracticable. Each of these factors, by having an impact on the cost of recovery and the rate of production, will also reduce the present value of future net cash flows from estimated reserves and resources.

In addition, estimates of reserves and resources and future net cash flows expected from them are prepared by different independent engineers, or by the same engineers at different times, and may vary substantially.

Furthermore, in accordance with Canadian and U.S. GAAP, we could be required to write down the carrying value of our oil and natural gas properties if oil and natural gas prices become depressed for even a short period of time, or if there are substantial downward revisions to our quantities of reserves. A write down would result in a charge to earnings and a reduction of shareholders’ equity. For the year ended December 31, 2006, the carrying value of our oil and natural gas properties was written down by approximately $183.8 million primarily due to negative revisions to probable reserves, lower forecasted commodity prices and higher costs of finding and developing reserves.

There are differences in U.S. and Canadian practices for reporting resources, reserves and production.

Our production volumes and resource and reserve estimates included in the documents incorporated by reference in this prospectus are not comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report production and resource and reserve quantities in accordance with Canadian practices. These practices are different from the practices used to report production and estimate resources and reserves in reports and other materials filed with the SEC. The primary differences are summarized below:

•	the Canadian practice is to report gross production and reserve volumes, which are prior to the deduction of royalties and similar payments. In the United States, production and reserve volumes are reported after deducting these amounts.

•	we include in our filings made with Canadian securities authorities, including some of the documents incorporated by reference in this prospectus, estimates of probable reserves and resources. The SEC generally prohibits the inclusion of estimates of probable reserves and resources in filings made with the SEC.

If we are unsuccessful in acquiring and developing oil and natural gas properties, we will be prevented from increasing our reserves and our business will be adversely affected because we will eventually deplete our reserves.

Our future success depends upon our ability to find, develop and acquire additional oil and natural gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, our reserves, revenues and cash flow will decline. We cannot assure you that we will be able to find and develop or acquire additional reserves at an acceptable cost or at all. The successful acquisition and development of oil and natural gas properties requires an assessment of:

•	recoverable reserves;

•	future oil and natural gas prices and capital and operating costs;

•	potential environmental and other liabilities; and

•	productivity of new wells drilled.

These assessments are inexact and, if we make them inaccurately, we might not recover the purchase price of a property from the sale of production from the property or might not recognize an acceptable return from properties we acquire. In addition, the costs of exploitation and development could materially exceed our initial estimates.

If we are unable to increase our reserves, our business will be adversely affected because we will eventually deplete our reserves.

We may not have or be able to obtain necessary capital when required to fund our exploration, development and operations.

We may not have or be able to obtain, through financings, asset dispositions or otherwise on terms acceptable to us or at all, necessary capital when required to fund our exploration, development and operations. Failure to have or obtain necessary capital when required could result in our inability to develop our existing reserves and resources, discover new reserves and make acquisitions or could result in the termination or reduction of our property interests, either of which may have a material adverse effect on our assets, results of operations and our ability to execute our business plan.

Our future exploration, exploitation and development projects are subject to change.

Whether we ultimately undertake an exploration, exploitation or development project will depend upon the following factors among others:

•	the availability and cost of capital;

•	the receipt of additional seismic data or the reprocessing of existing data;

•	the current and projected oil or natural gas prices;

•	the cost and availability of drilling rigs, other equipment supplies and personnel necessary to conduct operations;

•	access to transportation and processing;

•	the success or failure of activities in similar areas;

•	changes in the estimates of the costs to complete a project;

•	our ability to attract other industry partners to acquire a portion of the working interest so as to reduce our costs and risk exposure; and

•	the decisions of our joint working interest owners.

We will continue to gather data about our projects and it is possible that additional information will cause us to alter our schedule or determine that a project should not be pursued at all. You should understand that our plans regarding our projects might change.

Drilling activities are subject to many risks and any interruption or lack of success in our drilling activities will adversely affect our business.

Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered and that we will not recover all or any portion of our investment. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations could be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including:

•	adverse weather conditions;

•	required compliance with governmental requirements; and

•	shortages or delays in the delivery of equipment and services.

Our operations are affected by operating hazards and uninsured risks, and a shutdown or slowdown of our operations will adversely affect our business.

There are many operating hazards in exploring for and producing oil and natural gas, including:

•	our drilling operations could encounter unexpected formations or pressures that could cause damage to our employees or other persons, equipment and other property or the environment;

•	we could experience blowouts, accidents, oil spills, fires or incur other damage to a well that could require us to re-drill the well or take other corrective action;

•	we could experience equipment failure that curtails or stops production; and

•	our drilling and production operations, including the trucking of oil, are often interrupted by bad weather.

Any of these events could result in damage to, or destruction of, oil and natural gas wells, production facilities or other property. In addition, any of the above events could result in environmental damage or personal injury for which we may be liable.

The occurrence of a significant event against which we are not fully insured or indemnified could seriously harm our financial condition, operating results and ability to carry on our business.

If we are unable to access our properties or conduct our operations due to surface conditions, our business will be adversely affected.

The exploration for and development of oil and natural gas reserves depends upon access to areas where operations are to be conducted. Oil and gas industry operations are affected by road bans imposed from time to time during the break-up and thaw period in the spring. Road bans are also imposed due to snow, mud and rock slides and periods of high water which can restrict access to our well sites and production facility sites.

We conduct a portion of our operations in northern Alberta, northeastern British Columbia and the Northwest Territories of Canada, which we are able to do only on a seasonal basis. Unless the surface is sufficiently frozen, we are unable to access our properties, drill or otherwise conduct our operations as planned. In addition, if the surface thaws earlier than expected, we must cease our operations for the season earlier than planned. In recent years, winters in our northern Alberta, northeastern British Columbia and Northwest Territories operating areas have been warmer than we have normally experienced, so our operating seasons have been shorter than in the past. Our inability to access our properties or to conduct our operations as planned will result in a shutdown or slow down of our operations, which will adversely affect our business.

Aboriginal peoples may make claims regarding the lands on which our operations are conducted.

Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada, including some of the properties on which we conduct our operations. If any aboriginal peoples file a claim with respect to aboriginal title or rights to the lands on which any of our properties are located, and if any such claim is successful, it could have an adverse effect on our assets, results of operations and our ability to execute our business plan.

Exploration and development of our Surmont oil sands project is subject to many risks and uncertainties.

We cannot assure you that the regulatory approvals we need to develop our Surmont oil sands project will be obtained within the proposed schedule or on the desired terms or at all. If the regulatory approvals are not received, this project will be unable to proceed and we will lose the potential benefits of the project.

Even if the regulatory approvals are obtained, there is a risk that this project will not be completed on time or within the capital cost estimate or at all. Additionally, there is a risk that this project may have delays, interruption of operations or increased costs due to many factors, including, without limitation: breakdown or failure of equipment or processes; construction performance falling below expected levels of output or efficiency; design errors; contractor or operator errors; non-performance by third-party contractors; labour disputes, disruptions or declines in productivity; increases in materials or labour costs; inability to attract sufficient numbers of qualified workers; delays in obtaining or conditions imposed by, regulatory approvals; changes in scope of the project; violation of permit requirements; disruption in the supply of energy; catastrophic events such as fires, earthquakes, storms or explosions; shortages of equipment, materials and labour; fluctuations in the prices of building materials; delays in delivery of equipment and materials; political events; local, native and political opposition, blockades or embargoes; litigation; weather conditions; unanticipated increases in costs; unforeseen engineering, design, environmental or geological problems and other unforeseen circumstances.

In the event that our Surmont oil sands project is developed and becomes operational, there can be no assurance that bitumen will be produced or, if produced, will be produced in the quantities or at the costs anticipated and will continuing producing. Because operating costs to produce bitumen from oil sands may be substantially higher than operating costs to produce conventional crude oil, an increase in such costs may render extraction of bitumen resources from this project uneconomical. Our estimates of operating costs have been based on current project concepts. Our actual operating costs may differ materially from such current estimates. Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws and regulations and enforcement policies thereunder and claims for damages to property or persons resulting from this project’s operations, could result in substantial costs and liabilities, delays or an inability to complete this project or the abandonment of this project.

Furthermore, the marketability of the bitumen associated with our oil sands interests will be affected by numerous factors beyond our control. These factors include, but are not limited to, market fluctuations of prices, proximity and capacity of pipelines and processing equipment, equipment availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and gas and environmental protection). The extent of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

We are jointly and severally liable for obligations under the farm-in agreement we assigned to MGM Energy Corp. in connection with our spinout of MGM Energy even though we have no rights under the farm-in agreement.

Pursuant to the terms of the farm-in agreement we assigned to MGM Energy in connection with our spinout of MGM Energy, we are jointly and severally liable for the obligations of MGM Energy under the farm-in agreement to the extent such obligations are not satisfied by MGM Energy. MGM Energy is obligated to repay to us, on a demand basis, all amounts expended by us to satisfy such obligations. If we expend funds to satisfy MGM Energy’s obligations under the farm-in agreement not satisfied by MGM Energy, the amount of funds we will have available for our exploration, development and operations will be reduced and, if such funds are not repaid to us by MGM Energy as required, we will be subject to the risk that the value of our security may be less than the amount of funds expended by us, either of which could result in a material adverse effect on our assets, results of operations and our ability to execute our business plan.

Our hedging activities could result in losses.

The nature of our operations results in exposure to fluctuations in commodity prices, currency exchange rates and interest rates. We monitor and, when appropriate, utilize derivative financial instruments and physical delivery contracts to hedge our exposure to these risks. We are exposed to credit related losses in the event of non-performance by counter parties to these financial instruments and physical delivery contracts. From time to time, we enter into hedging activities in an effort to mitigate the potential impact of declines in oil and natural gas prices or changes in the value of the Canadian dollar versus the U.S. dollar or interest rates.

If product prices increase or the value of the Canadian dollar versus the U.S. dollar or interest rates change from that provided in our hedging agreements, we could be required to make cash payments to counterparties or could lose the cost of floors, or a ceiling or fixed price could limit us from receiving the full benefit of commodity price increases or changes in the value of the Canadian dollar or interest rates.

In addition, by entering into these hedging activities, we may suffer financial loss if:

•	we are unable to produce oil or natural gas to fulfill our obligations;

•	we are required to pay a margin call on a hedge contract; or

•	we are required to pay royalties based on a market or reference price that is higher than our fixed or ceiling price.

Complying with environmental and other government requirements could be costly and could negatively affect our business.

Our operations are governed by numerous Canadian and United States laws and regulations at the municipal, provincial, state and federal levels. These laws and regulations govern the operation and maintenance of our facilities, the discharge of materials into the environment, storage, treatment and disposal of wastes, remediation of contaminated sites, and other environmental protection issues. We believe we are in material compliance with applicable requirements.

Under these laws and regulations, we are currently conducting remediation projects at a variety of owned and operated locations. If environmental damage occurs, we could be liable for personal injury, clean-up costs, remedial measures and other environmental and property damage, as well as administrative, civil and criminal penalties, and we could also be required to cease production.

Changes in environmental requirements or newly discovered conditions could negatively affect our results of operations.

The costs of complying with new environmental laws, regulations or guidelines, or changes in enforcement policy, or newly discovered conditions, may have a material adverse effect on our financial condition or results of operations. Future changes in environmental legislation could occur and result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, which could have a material adverse effect on our financial condition or results of operations.

In 1994, the United Nations’ Framework Convention on Climate Change came into force and three years later led to the Kyoto Protocol which requires participating countries, upon ratification, to reduce their emissions of carbon dioxide and other greenhouse gases, which we refer to as GHGs. Canada ratified the Kyoto Protocol in late 2002 and as a result is obligated to set legally binding limits on GHG emissions. On October 19, 2006, the Canadian Federal Government introduced into Parliament Bill C-30 — the Clean Air Act and released its accompanying Notice of Intent to Develop and Implement Regulations and Other Measures to Reduce Air Emissions. Bill C-30 and the Notice of Intent are intended to reflect the Government’s “made in Canada” approach to Canada’s Kyoto Protocol obligations and reduce air pollutants and GHG emissions in Canada. Bill C-30 does not expressly include emission reduction targets. However, the Notice of Intent provides for sector emission intensity based targets for GHGs to come into effect by the end of 2010 and for long term GHG emission reduction targets to be met by 2050. It is premature to predict what impact such policies and proposed environmental legislation will have on the Canadian oil and gas industry, but we will likely face increased operating costs in order to comply with GHG emission targets and/or reductions. If such increases are significant, they may have a material adverse effect on our financial condition or results of operations.

Royalty rates and regulations are subject to change.

In February 2007, the Government of Alberta announced the creation of an independent Royalty Review Panel formed to examine the province’s royalty regime relating to oil sands, conventional oil and gas, and coal bed methane. The panel is scheduled to conduct a series of public meetings in Calgary, Edmonton, Fort McMurray and Grande Prairie beginning in April 2007 and is to present its final report with recommendations to the Minister of Finance by August 31, 2007. If, as a result of such examination, the Government of Alberta ultimately changes the province’s royalty regime, or if other jurisdictions in which we operate change their royalty regimes, such changes could have a material adverse affect on our assets, results of operations and our ability to execute our business plan.

Factors beyond our control affect our ability to market production and could adversely affect our business.

Our ability to market our oil and natural gas depends upon numerous factors beyond our control. These factors include:

•	the availability of processing capacity;

•	the availability and proximity of pipeline capacity;

•	the supply of and demand for oil and natural gas;

•	the availability of alternative fuel sources;

•	the effects of weather conditions;

•	regulation of oil and natural gas marketing; and

•	regulation of oil and natural gas sold or transported outside of Canada.

Because of these factors, we could be unable to market all of the oil or natural gas we produce. In addition, we may be unable to obtain favorable prices for the oil and natural gas we produce.

We do not control all of our operations.

We do not operate all of our properties, so we have limited influence over the operations of some of our properties. Our lack of control could result in the following:

•	the operator might initiate exploration or development on a faster or slower pace than we prefer;

•	the operator might propose to drill more wells or build more facilities on a project than we have funds for or that we deem appropriate, which could mean that we are unable to participate in the project or share in the revenues generated by the project even though we paid our share of exploration costs; and

•	if an operator refuses to initiate a project, we might be unable to pursue the project.

Any of these events could materially reduce the value of our non-operated properties.

Essential equipment and/or personnel might not be available.

Oil and natural gas exploration and development activities depend upon the availability of drilling and related equipment in the particular areas in which those activities will be conducted and qualified personnel. Demand for that equipment or access restrictions may affect the availability of that equipment and delay our exploration and development activities. Likewise, a shortage of qualified personnel may delay our exploration and development activities.

We are a medium-sized company operating in a highly competitive industry and companies and other entities in the industry with greater resources or greater access to capital markets can outbid us for acquisitions or secure acquisitions which we cannot.

The oil and natural gas industry is highly competitive. Many of our competitors have greater financial and personnel resources and/or have greater access to capital markets than we do. Our ability to acquire additional properties and to discover reserves depends upon our ability to evaluate and select suitable properties and to complete transactions in a highly competitive and challenging environment.

Our holding of common shares of North American Oil Sands Corporation is subject to a number of risks.

We held approximately 34.1 million common shares of North American Oil Sands Corporation as at February 28, 2007 (representing approximately 34 percent of the issued and outstanding common shares of NAOSC as at December 31, 2006). NAOSC is a private corporation that holds extensive oil sands leases in Alberta. Any material adverse effect on NAOSC may have a material adverse effect on the value of our NAOSC common shares. As NAOSC is a private corporation, there is currently no market for our NAOSC common shares and there is no guarantee that a market for these common shares will develop. The value of our NAOSC common shares may not be able to be realized unless and until a market for these common shares develops, and even if such market develops there is no guarantee respecting the price we will receive for our NAOSC common shares or that we will be able to sell the number of our NAOSC common shares desired, if any. Decreases in the value of our NAOSC common shares could have a material adverse effect on our assets, results of operations and our ability to execute our business plan.

Our holding of trust units of Trilogy Energy Trust is subject to a number of risks.

We held approximately 15.0 million trust units of Trilogy Energy Trust as at February 28, 2007 (representing approximately 16.2 percent of the issued and outstanding trust units of Trilogy as at such date). Trilogy is a public oil and gas trust spun-out by us in April 2005. Any material adverse effect on Trilogy may have a material adverse effect on the value of our Trilogy trust units. Decreases in the trading price of Trilogy’s trust units or reductions in, or cessation of, the monthly cash distributions on Trilogy’s trust units could have a material adverse effect on our assets, cash flow, results of operations and our ability to execute our business plan.

Our holding of common shares of MGM Energy Corp. is subject to a number of risks.

We held 18.2 million common shares of MGM Energy Corp. as at February 28, 2007 (representing approximately 51.7 percent of the issued and outstanding common shares of MGM Energy as at such date, or 36.8 percent after giving effect to the exercise of all of MGM Energy’s outstanding warrants as at such date). MGM Energy is a public oil and gas company spun-out by us in January 2007. MGM Energy has extensive holdings of, and interests in, exploratory oil and gas properties in the far north of the Northwest Territories. Any material adverse effect on MGM Energy may have a material adverse effect on the value of our MGM Energy common shares. Decreases in the trading price of the common shares of MGM Energy could have a material adverse effect on our assets, results of operations and our ability to execute our business plan.

We are highly dependent on certain senior officers.

We are highly dependent on our Chief Executive Officer and our President and Chief Operating Officer. The loss of either of these officers could impede the achievement of our objectives and could adversely affect our business and results of operations.

PARAMOUNT RESOURCES LTD.

We are an independent Canadian energy company involved in the exploration, development, production, processing, transportation and marketing of natural gas and its by-products and crude oil. Our principal properties are located primarily in Alberta, the Northwest Territories and British Columbia in Canada, and in Montana and North Dakota in the United States. We commenced operations as a public company listed on the Alberta Stock Exchange on December 18, 1978 and our shares have been listed on the Toronto Stock Exchange since 1984.

Our ongoing exploration, development and production activities are designed to establish new reserves of oil and natural gas and increase the productive capacity of existing fields. In order to optimize net capacity and control costs, we seek to increase ownership and throughput in existing plants as economic opportunities arise and occasionally dispose of lower working interest properties. We strive to maintain a balanced portfolio of opportunities, increasing our working interest in low to medium risk projects and entering into joint venture arrangements on select high risk/high return exploration prospects. We regularly review our portfolio of assets and dispose of non-core assets from time to time.

We support the focused acquisition of petroleum and natural gas assets within established core areas. This acquisition strategy focuses on adding long-term value by acquiring assets which will increase our working interest in core properties.

In addition to our conventional oil and gas exploration and development properties, we also hold a 100 percent interest in oil sands leases covering 7,680 acres in the Surmont area of Alberta.

We also owned as at February 28, 2007:

•	approximately 15.0 million trust units of Trilogy Energy Trust, a public oil and gas trust, representing approximately 16.2 percent of the issued and outstanding trust units of Trilogy as at such date;

•	approximately 34.1 million common shares of North American Oil Sands Corporation, a private oil and gas company that holds extensive oil sands leases in Alberta, representing approximately 34 percent of the issued and outstanding common shares of NAOSC as at December 31, 2006; and

•	18.2 million common shares of MGM Energy Corp., a public oil and gas company with extensive holdings of, and interests in, exploratory oil and gas properties in the far north of the Northwest Territories, representing approximately 51.7 percent of the issued and outstanding common shares of MGM Energy as at such date, or 36.8 percent after giving effect to the exercise of all of MGM Energy’s outstanding warrants as at such date.

Our head office and registered office is located at Suite 4700, 888 Third Street S.W., Calgary, Alberta, Canada, T2P 5C5.

USE OF PROCEEDS

Unless otherwise indicated in an applicable prospectus supplement relating to a series of debt securities, we will use the net proceeds we receive from the sale of the debt securities for general corporate purposes, which may include the repayment of indebtedness and the financing of acquisitions. The amount of net proceeds to be used for any such purpose will be described in an applicable prospectus supplement. We may invest funds that we do not immediately use in short-term marketable securities.

INTEREST COVERAGE

The following is based on audited financial information for the twelve month period ended December 31, 2006. Interest payments on our debt for the twelve month period ended December 31, 2006 were $33.9 million. Our earnings (loss), before deduction of interest on long term debt and income tax, for the twelve month period ended December 31, 2006 was $(33.9) million. Our earnings (loss) would not have been sufficient to cover interest charges for the twelve month period ended December 31, 2006 by $67.9 million. The foregoing does not give effect to the debt securities offered by this prospectus since the aggregate principal amount of debt securities that may be issued hereunder and the terms of issue are not presently known.

DESCRIPTION OF DEBT SECURITIES

In this section, “we”, “us”, “our” or “Paramount” refers only to Paramount Resources Ltd. and not any of its subsidiaries or partnerships. The following description sets forth certain general terms and provisions of the debt securities. We will provide the particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below apply to that series in a prospectus supplement. Accordingly, for a description of the terms of a particular series of debt securities, you must refer to both the applicable prospectus supplement relating to the series and the description of the debt securities set forth in this prospectus. Prospective investors should rely only on information in the applicable prospectus supplement to the extent that it is different from the description of the debt securities provided herein.

The debt securities will be issued under an indenture (the “Indenture”) between us and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”). The Indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). A copy of the Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The following is a summary of the Indenture which sets forth certain general terms and provisions of the debt securities and is not intended to be complete. For a more complete description, you should refer to the Indenture. Whenever we refer in this summary to particular provisions of the Indenture, those provisions are qualified in their entirety by reference to the Indenture. It is the Indenture, and not this summary, that governs the rights of holders of debt securities.

We may issue debt securities and incur additional indebtedness other than through an offering of debt securities under this prospectus.

General

The Indenture does not limit the aggregate principal amount of debt securities (which may include debentures, notes and other evidences of indebtedness) that we may issue under the Indenture and does not limit the amount of other indebtedness we may incur. The Indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency. Special Canadian and United States Federal income tax considerations applicable to any debt securities so denominated will be described in the prospectus supplement relating thereto. Unless otherwise indicated in an applicable prospectus supplement, the debt securities will be unsecured obligations. The debt securities offered pursuant to this prospectus will be issued in an aggregate principal amount of up to US$300,000,000 or the equivalent in a foreign currency. The Indenture also permits us to increase the principal amount of any series of the debt securities previously issued and to issue that increased principal amount.

The applicable prospectus supplement will describe the specific terms of the debt securities being offered and may include, but is not limited to, any of the following:

•	the title and the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount of the debt securities of such series;

•	the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of, and premium, if any, on the debt securities will be payable and the portion (if less than the principal amount) to be payable upon a declaration of acceleration of maturity;

•	the rate or rates (whether fixed or variable) at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined and the date or dates from which such interest will accrue and on which such interest will be payable and the regular record date or dates for the payment of interest on the debt securities in registered form, or the method by which such date or dates will be determined;

•	the place or places where the principal of, and premium, if any, and interest, if any, on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

•	the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which the debt securities may be redeemed or purchased, in whole or in part, by us;

•	the terms and conditions upon which you may redeem the debt securities prior to maturity and the price or prices at which and the currency in which the debt securities are payable;

•	the terms, if any, on which the debt securities may be converted or exchanged for other of our debt securities or debt securities of other entities;

•	if payment of the debt securities will be guaranteed by any other person;

•	the extent and manner, if any, in which payment on or in respect of the debt securities will be secured, or will rank senior, or will be subordinated to the prior payment of our other liabilities and obligations;

•	if the series of debt securities will be issuable in the form of one or more global securities and, if so, the identity of the depository for the global securities;

•	the terms and conditions of any sinking fund or analogous provisions;

•	if the debt securities may be issued bearing no interest or at a discount below their stated principal amount, and special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes;

•	if the debt securities are to be registered securities, bearer securities (with or without coupons) or both;

•	if other than denominations of US$1,000 and any integral multiple thereof, the denomination or denominations in which any definitive securities of the series shall be issuable and, if other than the denomination of US$1,000, the denomination or denominations in which any bearer debt securities of the series shall be issuable;

•	if other than U.S. dollars, the currency or currency unit in which the debt securities are denominated or in which currency payment of the principal of, and premium, if any, or interest, if any, on such debt securities will be payable;

•	any index formula or other method used to determine the amount of payments of principal of, and premium, if any, or interest, if any, on the debt securities;

•	whether and under what circumstances we will be required to pay any Additional Amounts (defined below under “—Additional Amounts”) for withholding or deduction for Canadian taxes with respect to the debt securities, and whether we will have the option to redeem the debt securities rather than pay the Additional Amounts; and

•	any other terms, conditions, rights and preferences (or limitations on such rights and preferences) of the debt securities including, without limitation, covenants and events of default which apply solely to a particular series of the debt securities being offered which do not apply generally to other debt securities, or any covenants or events of default generally applicable to the debt securities which do not apply to a particular series of the debt securities.

Ranking and Other Indebtedness

Unless otherwise indicated in any applicable prospectus supplement, the debt securities will be our unsecured senior obligations and will rank equally and rateably with all of our other unsecured senior indebtedness from time to time outstanding. Unless otherwise indicated in any applicable prospectus supplement, the debt securities will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of our subsidiaries, partnerships and other entities.

Debt Securities in Global Form

Unless otherwise indicated in the applicable prospectus supplement, a series of the debt securities will be issued in global form as one or more “global securities” and will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the prospectus supplement relating to that series. Unless and until exchanged, in whole or in part, for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any series or portion of a series of the debt securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the debt securities represented by the global security to the accounts of such persons, designated as “participants”, having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the debt securities or by us if such debt securities are offered or sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to beneficial interests of participants) or by participants or persons that hold through participants (with respect to beneficial interests of persons other than participants).

So long as the depositary for a global security or its nominee is the registered owner of the global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have a series of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of such series of the debt securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

The laws of some states in the United States require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. These depositary arrangements and these laws may impair the ability to transfer beneficial interests in a global security.

Any payments of principal, and premium, if any, and interest, if any, on a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of us, the Trustee or any paying agent for the debt securities represented by the global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a global security or its nominee, upon receipt of any payment of principal, and premium, if any, or interest, if any, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

If a depositary for a global security representing a particular series of the debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 120 days after we receive notice of such fact from the depositary, we will issue such series of debt securities in definitive form in exchange for the global security representing such series of debt securities. In addition, if an Event of Default has occurred and is continuing, any holder of debt securities of any series may require us to issue debt securities in definitive form in exchange for a reduction of a proportionate interest in the global security representing such debt securities.

Debt Securities in Definitive Form

If indicated in a prospectus supplement, the debt securities may be issued in definitive form without coupons or in bearer form with or without coupons, or in both forms. Debt securities in definitive form may be presented for exchange and for registration of transfer in the manner, at the places and, subject to the restrictions set forth in the Indenture and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection therewith. We have initially appointed the Trustee as security registrar. Debt securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery.

Unless otherwise indicated in a prospectus supplement, if a holder of any debt security has given wire transfer instructions to Paramount in writing at least 10 calendar days prior to the applicable payment date, Paramount will pay all principal, interest, if any, and premium, if any, on that holder’s debt securities in accordance with those instructions. Unless otherwise indicated in a prospectus supplement, all other payments on the debt securities will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Paramount elects to make interest payments by check mailed to the holders of debt securities at their address set forth in the register of holders for such series of debt securities.

Covenants

Any restrictive covenants to be applicable in connection with any series of debt securities will be specified in the applicable prospectus supplement.

Amalgamation, Merger, Consolidation or Sale of Assets

Paramount may not, directly or indirectly: (1) amalgamate, consolidate or merge with or into another Person (whether or not Paramount is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Paramount and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

•	either (a) Paramount is the surviving corporation; or (b) the Person formed by or surviving any such amalgamation, consolidation or merger (if other than Paramount) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Canada or any province thereof or the United States, any state of the United States or the District of Columbia;

•	the Person formed by or surviving any such amalgamation, consolidation or merger (if other than Paramount) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of Paramount under any outstanding series of the debt securities and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

•	immediately after such transaction no Default or Event of Default exists;

•	the transactions will not result in Paramount or the surviving corporation being required to make any deduction or withholding on account of taxes as described below under the caption “Additional Amounts” that Paramount would not have been required to make had such transactions or series of transactions not occurred; and

•	in case Paramount shall consolidate, amalgamate or merge with or into any other Person or, except for conveyances or transfers to one or more Wholly-Owned Restricted Subsidiaries, convey or transfer its properties and assets substantially as an entirety to any Person, Paramount has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this “Amalgamation, merger, consolidation or sale of assets” covenant and that all conditions precedent contained in the Indenture relating to such transaction have been complied with.

In addition, Paramount may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

•	with respect to a corporation, the board of directors of the corporation (or any duly authorized committee thereof);

•	with respect to a partnership, the board of directors of the corporation that is the general partner or managing partner of the partnership; and

•	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York City or the Province of Alberta are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be classified and accounted for as a capitalized lease obligation on a balance sheet in accordance with GAAP.

“Capital Stock” means:

•	in the case of a corporation, association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock;

•	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

•	any other interest or participation that confers on a Person rights in, or other equivalents of or interests in, the equity of the issuing Person or otherwise confers the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Currency Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with a foreign exchange futures contract, currency swap agreement, currency option or currency exchange or other similar currency related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in exchange rates and currency values.

“Default” means the occurrence of any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default under the Indenture.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles, consistently applied, which are in effect in Canada from time to time.

“Government Securities” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the outstanding amount of all obligations of such Person and its Restricted Subsidiaries under all Currency Agreements and all Interest Rate Agreements, together with all interest, fees and other amounts payable thereon or in connection therewith.

“Indebtedness” means, with respect to any specified Person at any date, any indebtedness of such Person, whether or not contingent:

•	in respect of borrowed money;

•	evidenced by bonds, notes, debentures or similar instruments or letters of credit, letters of guarantee or tender cheques (or reimbursement agreements in respect thereof);

•	in respect of banker’s acceptances;

•	representing Capital Lease Obligations;

•	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

•	representing any Hedging Obligations;

•	in respect of Production Payments;

•	in respect of Oil and Gas Hedging Contracts; or

•	in respect of all conditional sale obligations and all obligations under title retention agreements, but excluding a title retention agreement to the extent it constitutes an operating lease under GAAP.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

•	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

•	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

For the avoidance of doubt, “Indebtedness” of any Person shall not include:

•	trade payables incurred in the ordinary course of business and payable in accordance with customary practice;

•	deferred tax obligations;

•	minority interests;

•	uncapitalized interest; and

•	non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business.

“Interest Rate Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate protection related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in interest rates.

“Issue Date” means the first date any debt securities of any series are issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest or encumbrance upon or with respect to any property of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement but excluding a title retention agreement to the extent it would constitute an operating lease in accordance with GAAP and generally accepted accounting principles in the United States, as in effect on the applicable Issue Date.

“Oil and Gas Hedging Contracts” means any transaction, arrangement or agreement entered into between a Person (or any of its Restricted Subsidiaries) and a counterparty on a case by case basis, including any futures contract, a commodity option, a swap, a forward sale or otherwise, the purpose of which is to mitigate, manage or eliminate its exposure to fluctuations in commodity prices, including contracts settled by physical delivery of the commodity not settled within 60 days of the date of any such contract; provided that Production Payments will not be treated as Oil and Gas Hedging Contracts for the purposes of the Indenture.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government, government body or agency or other entity.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the applicable Issue Date.

“Subsidiary” means, with respect to any specified Person:

•	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

•	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Taxes” means any present or future tax, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related thereto) imposed or levied by or on behalf of a Taxing Authority.

“Taxing Authority” means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Unrestricted Subsidiary” with respect to any series of debt securities, shall have the meaning specified in the prospectus supplement relating to such series of debt securities.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Restricted Subsidiary” of Paramount means any Restricted Subsidiary of which all of the outstanding Voting Stock (other than directors’ qualifying shares or shares required to be owned by other Persons pursuant to applicable law) is owned by Paramount or any other Wholly Owned Restricted Subsidiary.

Additional Amounts

Unless otherwise specified in a prospectus supplement, all payments made by Paramount or on behalf of Paramount with respect to any series of debt securities will be made without withholding or deduction for any Taxes imposed by any Canadian Taxing Authority, unless required by law or the interpretation or administration thereof by the relevant Canadian Taxing Authority. If Paramount is obligated to withhold or deduct any amount on account of Taxes imposed by any Canadian Taxing Authority from any payment made with respect to any series of debt securities, Paramount will:

(1)	make such withholding or deduction;

(2)	remit the full amount deducted or withheld to the relevant government authority in accordance with the applicable law;

(3)	pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of such debt securities (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted;

(4)	furnish to the Trustee for the benefit of the holders of such debt securities, within 30 days after the date the payment of any Taxes is due, an official receipt of the relevant government authorities for all amounts deducted or withheld, or if such receipts are not obtainable, other evidence of payment by Paramount of those Taxes;

(5)	indemnify and hold harmless each holder of such debt securities, other than as described below, for the amount of:

(a)	any Taxes (including interest and penalties) paid by such holder as a result of payments made on or with respect thereto, and

(b)	any Taxes imposed with respect to any reimbursement under the preceding clause (a) or this clause (b), but excluding any such Taxes on such holder’s net income; and

(6)	at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the Trustee an officers’ certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the Trustee may request to enable the Trustee to pay such Additional Amounts to holders on the payment date.

Notwithstanding the foregoing, Paramount will not pay Additional Amounts to a holder in respect of a Beneficial Owner of any debt security:

•	imposed or withheld by reason of the failure of the holder or Beneficial Owner to complete, execute and deliver to Paramount any form or document to the extent applicable to such holder or Beneficial Owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered by Paramount in order to enable Paramount to make payments on the debt securities without deduction or withholding for Taxes, or with deduction of withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by Paramount;

•	in any case where such holder or Beneficial Owner is not a resident (within the meaning of the Canada-United States Income Tax Convention) of the United States of America, in excess of the amount that Paramount would have been obligated to pay hereunder if such holder or Beneficial Owner were resident in the United States of America for the purposes of such treaty;

•	where Paramount does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment with such holder or Beneficial Owner, or

•	where such holder or Beneficial Owner is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of debt securities or the receipt of payments thereunder.

If, following any payment made by Paramount to any holder of debt securities under clause (3) of the second preceding paragraph or any indemnity payment made by Paramount to any holder of debt securities under clause (5) of the second preceding paragraph, such holder shall receive or be granted a refund, credit, allowance or remission in respect of the Taxes resulting in the payment thereof and such holder is able to readily identify such refund, credit, allowance or remission as being attributable to such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, credit, allowance or remission and without prejudice to the right of such holder to obtain any other relief or allowance that may be available to it, reimburse Paramount with such amount as such holder, acting reasonably, determines to be the amount of money attributable to such refund, credit, allowance or remission that may be paid by such holder to leave it (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding or payment of Taxes, which resulted in the payment under clause (3) or (5) of the second preceding paragraph. Such holder may charge to Paramount (and may deduct from amounts reimbursable to Paramount hereunder) a fee reasonably determined by such holder to compensate it for any additional effort expended or cost incurred in determining such credit or remission or allocating it to Paramount. Notwithstanding the foregoing, no holder shall be obligated to disclose to Paramount, or any of its agents, any computation made by such holder in connection with this paragraph or any information regarding such holder’s tax status or affairs.

Tax Redemption

Unless otherwise specified in a prospectus supplement, a series of debt securities may be redeemed by Paramount at its option at any time, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof together with accrued and unpaid interest, if any, to the redemption date, upon the giving of a notice as described below, if we become obligated to pay any Additional Amounts as a result of a change in the laws or regulations of Canada or any Canadian Taxing Authority, or a change in any official position regarding the application or interpretation thereof, which is publicly announced or becomes effective on or after the date of the applicable prospectus supplement. We will be required to give not less than 30 nor more than 60 days’ notice of any such redemption.

Reports

Whether or not required by the SEC, so long as any debt securities are outstanding, Paramount will furnish, or cause the Trustee to furnish, to the holders of debt securities, within the time periods (except as otherwise noted below) specified in the SEC’s rules and regulations:

(1) (a)	all annual financial information that would be required to be contained in a filing with the SEC on Forms 20-F or 40-F, as applicable (or any successor forms), containing the information required therein (or required in such successor form) including a report on the annual financial statements by Paramount’s certified independent accountants; and

(b)	for the first three quarters of each year, all quarterly financial information that would be required to be contained in quarterly reports under the laws of Canada or any province thereof or provided to securityholders of a company with securities listed on the Toronto Stock Exchange, whether or not Paramount has any of its securities so listed, in each case including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

(2)	within 10 Business Days after the occurrence of any event that would give rise to a requirement to file information regarding such event with the SEC on Form 8-K, all information that would otherwise be required to be filed with the SEC on Form 8-K if Paramount were required to file such reports.

In addition, whether or not required by the SEC, Paramount will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing).

Events of Default

The following are summaries of events under the Indenture with respect to any series of our debt securities which will constitute an “Event of Default” with respect to the debt securities of that series:

•	default for 30 days in the payment when due of interest on any debt security;

•	default in the payment when due of the principal of, or premium, if any, on any debt security;

•	failure of Paramount to comply with the provisions described under the caption “Amalgamation, Merger, Consolidation or Sale of Assets”;

•	failure by Paramount or any of its Restricted Subsidiaries to comply with any agreements in the Indenture for 60 days after written notice has been given to Paramount by the Trustee or to Paramount and the Trustee by the holders of at least 25% of the outstanding principal amount of debt securities of such series;

•	default under any other mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Paramount or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Paramount or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

•	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the applicable grace or cure period provided in such Indebtedness on the date of such default (a “Payment Default”); or

•	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, which remains outstanding or the maturity of which has been so accelerated, aggregates US$10.0 million or more, provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace or cure period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of any series of debt securities shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

•	failure by Paramount or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of US$10.0 million in cash (net of amounts covered by insurance or bonded), which judgments are not paid, discharged or stayed for a period of 60 days after the date of entry of such judgment or, in the event such judgments have been bonded to the extent required pending appeal, after the date such judgments become non-appealable;

•	certain events of bankruptcy or insolvency described in the Indenture with respect to Paramount or any of its Significant Subsidiaries; or

•	any other Events of Default provided with respect to debt securities of that series.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Paramount, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding debt securities will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of any series may declare all the debt securities of such series to be due and payable immediately by notice in writing to Paramount and (if given by the holders) to the Trustee in accordance with the Indenture.

Holders of the debt securities may not enforce the Indenture or the debt securities except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of any series may direct the Trustee in its exercise of any trust or power with respect to such series of debt securities. The Trustee may withhold from holders of the debt securities notice of any continuing Default or Event of Default with respect to such series of debt securities if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The holders of a majority in aggregate principal amount of the debt securities of any series then outstanding by notice to the Trustee may on behalf of the holders of all of the debt securities of such series waive any existing Default or Event of Default with respect to such series of debt securities and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the debt securities of such series.

Paramount is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default with respect to any outstanding series of debt securities, Paramount is required to deliver promptly to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Paramount, as such, will have any liability for any obligations of Paramount under any outstanding debt securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of any outstanding debt securities by accepting such debt securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of any series of the debt securities. The waiver may not be effective to waive liabilities under the United States federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable supplemental indenture, Paramount may, at its option and at any time, elect to have all of its obligations discharged with respect to any series of debt securities outstanding (“Legal Defeasance”), except for:

•	the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities when such payments are due from the trust referred to below;

•	Paramount’s obligations with respect to the debt securities of such series concerning issuing temporary debt securities, replacing mutilated, destroyed, lost or stolen debt securities, maintaining an office or agency for payment and segregating and holding money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the Trustee, and the obligations of Paramount in connection therewith; and

•	the Legal Defeasance provisions of the Indenture.

In addition, unless otherwise specified in the applicable supplemental indenture, Paramount may, at its option and at any time, elect to have the obligations of Paramount released with respect to certain covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or

Event of Default with respect to the applicable series of debt securities. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the applicable series of debt securities.

In order to exercise either Legal Defeasance or Covenant Defeasance:

•	Paramount must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the applicable series of debt securities, cash in U.S. dollars, Government Securities, or a combination of cash in U.S. dollars and Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants in Canada or the United States selected by Paramount, to pay the principal of, or interest and premium, if any, on the outstanding debt securities of such series on the stated maturity or on the applicable redemption date, as the case may be, and Paramount must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

•	in the case of Legal Defeasance, Paramount has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Paramount has received from, or there has been published by, the Internal Revenue Service and each applicable Canadian Taxing Authority a ruling or (b) since the Issue Date of the applicable series of debt securities, there has been a change in the applicable Canadian and United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to Canadian and United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

•	in the case of Covenant Defeasance, Paramount has delivered to the Trustee (a) an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of such outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (b) an opinion of counsel qualified to practice in Canada or a ruling from the Canada Customs and Revenue Agency to the effect that holders of such outstanding debt securities who are not resident in Canada will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such deposit and defeasance and will only be subject to Canadian federal and provincial income tax and other taxes on the same amounts, in the same manner and at the same times as would have been the case had such deposit and defeasance not occurred;

•	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

•	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Paramount or any of its Restricted Subsidiaries is a party or by which Paramount or any of its Restricted Subsidiaries is bound;

•	Paramount must deliver to the Trustee an officers’ certificate stating that the deposit was not made by Paramount with the intent of preferring the holders of the debt securities of such series over the other creditors of Paramount with the intent of defeating, hindering, delaying or defrauding creditors of Paramount or others; and

•	Paramount must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture and the debt securities of any series may each be amended or supplemented with the consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of such series), and any existing Default or lack of compliance with any provision of the debt securities of such series or the Indenture may be waived with the consent of the holders of a majority in principal amount of the then outstanding debt securities of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of such series).

Without the consent of each holder of each outstanding debt security of any affected series, an amendment or waiver may not (with respect to any debt securities of such series held by a non-consenting holder):

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the time for payment of any debt security or alter the provisions with respect to the redemption of any debt security;

•	reduce the rate of or change the time for payment of interest on any debt security;

•	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on any debt security (except a rescission of acceleration of any series of debt securities by the holders of at least a majority in aggregate principal amount of such series of debt securities and a waiver of the payment Default that resulted from such acceleration);

•	make any debt security payable in a currency other than that stated in such debt security;

•	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, if any, on the debt securities;

•	waive a redemption payment with respect to any debt security;

•	modify or change any provision of the Indenture or the related definitions affecting the ranking of any series of debt securities in any manner adverse to the holders thereof;

•	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of any debt security, Paramount and the Trustee may amend or supplement the Indenture or any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to provide for the assumption of Paramount’s obligations to holders of debt securities in the case of a merger or consolidation or sale of all or substantially all of Paramount’s assets;

•	to make any change that would provide any additional rights or benefits to the holders of any debt securities or that does not adversely affect the legal rights under the Indenture of any such holder; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

If the Trustee becomes a creditor of Paramount, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs with respect to any series of outstanding debt securities and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of debt securities, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation of Trustee

The Trustee may resign or be removed with respect to one or more series of debt securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of debt securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee, and any action described herein to be taken by the “Trustee” may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Trustee.

Governing Law

Our debt securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Consent to Jurisdiction and Service

Under the Indenture we have irrevocably submitted to the non-exclusive jurisdiction of any U.S. federal or state court located in the Borough of Manhattan in The City of New York, New York. We have also appointed an agent for service of process in any suit or proceeding arising out of or relating to the debt securities or the Indenture and for actions brought under U.S. federal or state securities laws in any U.S. federal or state court located in the Borough of Manhattan in The City of New York, New York.

Enforceability of Judgments

Since most of our assets, as well as the assets of most of our directors and officers, are outside the United States, any judgment obtained in the United States against us or certain of our directors or officers, including judgments with respect to the payment of principal on any debt securities, may not be collectible within the United States.

We have been advised by Macleod Dixon llp, our Canadian counsel, that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated solely upon the United States federal securities laws. Therefore, it may not be possible to enforce those actions against us, our directors and officers or the experts named in the prospectus.

CERTAIN INCOME TAX CONSEQUENCES

The applicable prospectus supplement will describe the material Canadian federal income tax consequences to an investor who is a non-resident of Canada of acquiring, owning and disposing of any debt securities offered thereunder, including whether the payments of principal (and premium, if any, and interest, if any) will be subject to Canadian non-resident withholding tax.

The applicable prospectus supplement will also describe the material United States federal income tax consequences of the acquisition, ownership and disposition of any debt securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code), including, to the extent applicable, any such consequences relating to debt securities payable in a currency other than the United States dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special items.

PLAN OF DISTRIBUTION

We may sell debt securities to or through underwriters or dealers and also may sell debt securities directly to purchasers or through agents. We may also offer and issue debt securities under this prospectus in exchange for outstanding securities of ours.

The distribution of debt securities of any series may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale; or

•	at prices related to such prevailing market prices to be negotiated with purchasers.

In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of concessions or commissions. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters and any commissions received by them from us and any profit on the resale of debt securities by them may be deemed to be underwriting commissions under the United States Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act”.

The prospectus supplement relating to each series of debt securities will also set forth the terms of the offering of the debt securities, including to the extent applicable, the initial offering price, our proceeds from the offering, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or reallowed to dealers.

Underwriters with respect to each series sold to or through underwriters will be named in the prospectus supplement relating to such series.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of debt securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The debt securities offered by this prospectus have not been qualified for sale in any province or territory of Canada and may not be offered or sold in Canada except pursuant to exemptions from the prospectus requirements of Canadian securities laws.

Each series of debt securities will be a new issue of securities with no established trading market. Unless otherwise specified in a prospectus supplement relating to a series of debt securities, the debt securities will not be listed on any securities exchange or on any automated dealer quotation system. Certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that any broker-dealer will make a market in the debt securities of any series or as to the liquidity of the trading market, if any, for the debt securities of any series.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement relating to a series of debt securities, certain legal matters relating to Canadian law will be passed upon for us by Macleod Dixon llp, Calgary, Alberta, Canada. Certain legal matters in connection with the offering relating to United States law will be passed upon for us by Dorsey & Whitney llp, Vancouver, British Columbia, Canada and Seattle, Washington. The partners and associates of Macleod Dixon llp and Dorsey & Whitney llp each as a group beneficially own, directly or indirectly, less than 1% of any class of our securities.

EXPERTS

The audited comparative consolidated financial statements incorporated by reference in this prospectus have been so incorporated in reliance on the audit report of Ernst & Young llp, Chartered Accountants, given on the authority of said firm as experts in auditing and accounting. Information relating to our reserves and resources in our annual information form dated March 16, 2007 was evaluated by McDaniel & Associates Consultants Ltd. as independent qualified reserve and resource evaluators. In addition, information relating to Trilogy Energy Trust’s reserves included in Appendix C of our annual information form dated March 16, 2007 was evaluated by Paddock Lindstrom & Associates Ltd. as independent qualified reserve evaluators

The principals of McDaniel & Associates Consultants Ltd. and Paddock Lindstrom & Associates Ltd. each as a group beneficially own, directly or indirectly, less than 1% of any class of our securities.

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this prospectus is a part insofar as required by the SEC’s Form F-10:

•	the documents listed in the third paragraph under “Where You Can Find More Information” in this prospectus;

•	the consents of accountants, petroleum engineers and counsel;

•	powers of attorney;

•	the form of trust indenture relating to the debt securities; and

•	the statement of eligibility of the trustee on Form T-1.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS
Indemnification of Directors and Officers.
     Under the Business Corporations Act (Alberta) (the “ABCA”), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the request of the Registrant as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if the director or officer acted honestly and in good faith with a view to the best interests of the Registrant, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful. Such indemnification may be in respect of an action by or on behalf of the Registrant or such body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, only with court approval. A director or officer is entitled to indemnification from the Registrant pursuant to the ABCA if he was substantially successful on the merits, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnity.
     The by-laws of the Registrant provide that, except in respect of an action by or on behalf of the Registrant or such body corporate to procure a judgment in its favor, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the request of the Registrant as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if he acted honestly and in good faith with a view to the best interests of the Registrant, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.
     The Registrant has indemnity agreements with, and has directors’ and officers’ liability insurance for the benefit of, each of its directors and officers. The terms and conditions of such agreements are consistent with the provisions of the ABCA and the Registrant’s by-laws and the terms and conditions of such insurance are standard for the Registrant’s industry.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

II-1

EXHIBITS

Exhibit	Description

4.1	Annual Information Form dated March 16, 2007 (incorporated by reference from the Annual Report on Form 40-F of Paramount Resources Ltd. for the fiscal year ended December 31, 2006, filed on March 22, 2007 (File No. 333-109343)).

4.2	Audited Comparative Consolidated Financial Statements as at and for the year ended December 31, 2006, including the auditors’ report thereon, and the related Management’s Discussion and Analysis (incorporated by reference from the Annual Report on Form 40-F of Paramount Resources Ltd. for the fiscal year ended December 31, 2006, filed on March 22, 2007 (File No. 333-109343)).

4.3	Management Information and Proxy Circular dated March 3, 2006 relating to the annual and special meeting of shareholders held on May 10, 2006 (incorporated by reference from the Report of Foreign Issuer on Form 6-K of Paramount Resources Ltd., furnished on April 3, 2006 (File No. 333-109343)).

4.4	Management Information and Proxy Circular dated December 8, 2006 relating to the special meeting of shareholders held on January 12, 2007 in connection with the spinout of MGM Energy Corp. (incorporated by reference from the Report of Foreign Issuer on Form 6-K of Paramount Resources Ltd., furnished on December 15, 2006).

5.1	Consent of Ernst & Young LLP.

5.2*	Consent of Macleod Dixon LLP.

5.3*	Consent of Dorsey & Whitney LLP.

5.4*	Consent of McDaniel & Associates Consultants Ltd.

5.5*	Consent of Paddock Lindstrom & Associates Ltd.

6.1	Powers of Attorney (included on the signature page of this registration statement).

7.1	Form of Indenture between Paramount Resources Ltd. and Bank of Nova Scotia Trust Company of New York, as Trustee (incorporated by reference to the registrant’s Form 6-K furnished to the SEC on June 29, 2004).

7.2*	Statement of Eligibility of Trustee on Form T-1.

9.1	Interest Coverage calculations.

*	To be filed by amendment.

II-2

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking.
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process.
     Concurrently with the filing of this Registration Statement, the Registrant has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

III-1

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on this 22nd day of March, 2007.

PARAMOUNT RESOURCES LTD.
By:	/s/ Clayton H. Riddell
	Name:	Clayton H. Riddell
	Title:	Chief Executive Officer

POWERS OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Clayton H. Riddell, James H. T. Riddell and Bernard K. Lee, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on March 22, 2007:

Signature	Title

/s/ Clayton H. Riddell Clayton H. Riddell	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ James H.T. Riddell James H.T. Riddell	President and Chief Operating Officer and Director

/s/ Bernard K. Lee Bernard K. Lee	Chief Financial Officer (Principal Financial Officer)

III-2

Signature	Title

/s/ Paul Kinvig Paul Kinvig	Controller (Principal Accounting Officer)

/s/ J.C. Gorman J.C. Gorman	Director

D. Jungé	Director

D.M. Knott	Director

/s/ W.B. MacInnes, Q.C. W.B. MacInnes, Q.C.	Director

V.S.A. Riddell	Director

/s/ S.L. Riddell Rose S.L. Riddell Rose	Director

/s/ J.B. Roy J.B. Roy	Director

A.S. Thomson	Director

/s/ B.M. Wylie B.M. Wylie	Director

III-3

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on March 22, 2007.

SUMMIT RESOURCES, INC.
By:	/s/ Charles E. Morin
	Name:	Charles E. Morin
	Title:	Secretary

III-4

EXHIBIT INDEX

Exhibit	Description

4.1	Annual Information Form dated March 16, 2007 (incorporated by reference from the Annual Report on Form 40-F of Paramount Resources Ltd. for the fiscal year ended December 31, 2006, filed on March 22, 2007 (File No. 333-109343)).

4.2	Audited Comparative Consolidated Financial Statements as at and for the year ended December 31, 2006, including the auditors’ report thereon, and the related Management’s Discussion and Analysis (incorporated by reference from the Annual Report on Form 40-F of Paramount Resources Ltd. for the fiscal year ended December 31, 2006, filed on March 22, 2007 (File No. 333-109343)).

4.3	Management Information and Proxy Circular dated March 3, 2006 relating to the annual and special meeting of shareholders held on May 10, 2006 (incorporated by reference from the Report of Foreign Issuer on Form 6-K of Paramount Resources Ltd., furnished on April 3, 2006 (File No. 333-109343)).

4.4	Management Information and Proxy Circular dated December 8, 2006 relating to the special meeting of shareholders held on January 12, 2007 in connection with the spinout of MGM Energy Corp. (incorporated by reference from the Report of Foreign Issuer on Form 6-K of Paramount Resources Ltd., furnished on December 15, 2006).

5.1	Consent of Ernst & Young LLP.

5.2*	Consent of Macleod Dixon LLP.

5.3*	Consent of Dorsey & Whitney LLP.

5.4*	Consent of McDaniel & Associates Consultants Ltd.

5.5*	Consent of Paddock Lindstrom & Associates Ltd.

6.1	Powers of Attorney (included on the signature page of this registration statement).

7.1	Form of Indenture between Paramount Resources Ltd. and Bank of Nova Scotia Trust Company of New York, as Trustee (incorporated by reference to the registrant’s Form 6-K furnished to the SEC on June 29, 2004).

7.2*	Statement of Eligibility of Trustee on Form T-1.

9.1	Interest Coverage calculations.

*	To be filed by amendment.